Exhibit 10.6.1

AMENDMENT TO
EXECUTIVE CHANGE IN CONTROL AND
 SEVERANCE BENEFITS AGREEMENT

This Amendment (the “Amendment”), dated as of November 1, 2013 (the “Amendment Effective Date”) is an amendment to that certain Executive Change in Control and Severance Benefits Agreement, dated January 27, 2012 (the “Agreement”), by and between Vadim Sapiro (“Executive”) and OpGen, Inc., a Delaware corporation (the “Company”).  All defined terms used in this Amendment without definition have the meanings set forth in the Agreement.
WHEREAS, the Company has determined that it is in the best interests of the Company and its stockholders, and the Board of Directors has approved, an amendment to the Agreement to provide for the Company with the ability to terminate the Agreement at any time by providing sixty (60) days’ notice.
WHEREAS, as consideration for the Executive entering into this Amendment, the Company is providing the Executive with due and adequate consideration in the form of equity awards to acquire shares of capital stock of the Company to be awarded as of the Amendment Effective Date (the “Equity Awards”).
NOW, THEREFORE, in consideration of the mutual promises and covenants contained in the Agreement and herein, the parties hereto, agreeing to be legally bound, agree as follows:
1.            Adequate Consideration.  The Executive acknowledges and agrees that the Equity Awards constitute good and valuable new and additional consideration in exchange for the execution and delivery of this Amendment to the Company by the Executive.

2.            Term.  Section 6 of the Agreement is deleted in its entirety and replaced with the following:

“6.            Term.  The term of this Agreement became effective on the Effective Date and shall continue in effect unless and until the Company terminates this Agreement by providing Executive with sixty (60) days prior written notice.  Such notice shall specify the termination date for this Agreement.  Notwithstanding the foregoing, (i) if a Covered Termination occurs while the Agreement is effective, the Agreement will continue in effect until such time as Executive has received all of the payment and benefits to which he is entitled hereunder, and (ii) upon a Change in Control, if this Agreement is still effective, the Agreement will automatically renew for a period of six months beginning on the effective date of the Change in Control, and will remain in effect thereafter, unless the Company or any Successor provides a termination notice within the time period described above.”

3.            Impact on Agreement.  All other terms and provisions of the Agreement remain in full force and effect as supplemented by this Amendment.  If there is a conflict between this Amendment and the Agreement, the terms and provisions of this Amendment will control.

IN WITNESS WHEREOF, this Amendment is executed as of the Amendment Effective Date.

OPGEN, INC.

By: /s/ Evan Name: Evan Jones Title: Chief Executive Officer /s/ Vadim Sapiro Vadim Sapiro

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